Exhibit 10.48

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT made this First day of May 2010, by and between Malibu Entertainment Group, Inc. of 6896 Masters Drive, Reno, Nevada 89511 (a privately held Delaware Corporation) hereinafter referred to as 'Assignor', and Media Exchange Group, Inc. of 101 Church Street, Suite 14, Los Gatos, California 95030 (a publicly traed Nevada Corporation) hereinafter referred to as 'Assignee', in consideration of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, witnesseth:

WHEREAS, Assignor entered into a Contract, included as an attachment to this Agreement, namely The Master Distributor License hereinafter referred to as 'Contract' with aVinci Media, hereinafter 'Obligor';

WHEREAS, the Contract has an expiration date of 12/31/2011 as may be extended as permitted therein;

WHEREAS, Assignor wishes to assign all of its rights and obligations under the Contract to Assignee; and

WHEREAS, the Contract does not require the prior consent of the Obligor;

NOW THEREFORE, Assignor and Assignee agree as follows:

1. Assignor and Assignee hereby agree that the Assignor shall assign all its right, title, and interest, and delegate all its obligations responsibilities and duties, in and to the Contract, to Assignee.

2. Assignee hereby accepts the assignment of all of Assignors obligations responsibilities and duties under the Contract and all of Assignors right, title and interest in and to the Contract, and agrees to provide, and Assignor agrees to accept, the following consideration: assignment of all convertible notes and debentures used by Assignor to raise funds to launch the myESPNhighlights.com program, and the Digital Trading Card, as delineated in Exhibit B

3. Notwithstanding the foregoing, Assignor agrees to defend and indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignors performance prior to the assignment of the contract and resulting from Assignees performance after the assignment of the Contract, provided however, that after the assignment of the Contract the State shall first look to Assignee to satisfy all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages resulting from Assignees performance.

4. Assignee agrees to indemnify the Obligor from any and all claims, actions, judgments, liabilities, proceedings and costs, including reasonable attorneys fees and other costs of defense and damages, resulting from Assignees performance after the assignment of the Contract.

5. This Agreement is governed by the laws of the state of California, without regard to California's conflict or choice of law provisions, and both parties expressly consent to jurisdiction in such courts.

IN WITNESS WHEREOF, the parties set their hands and seals as of the date first above written.

/s/ Joseph R. Cellura	/s/ Rachel J. Baer
Joseph R. Cellura, CEO	Rachel J. Baer, General Counsel, Secretary/Treasurer
Malibu Entertainment Group, Inc.	Media Exchange Group, Inc.